Exhibit 10.1

SEPARATION, CONSULTING AND RELEASE AGREEMENT

This Separation, Consulting and Release Agreement (this “Agreement”), delivered January 18, 2013 (the “Effective Date”), confirms the following understandings and agreements between Hampshire Group, Limited (the “Company”) and Heath L. Golden (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1.           Employment Status and Separation Payments.

(a)             Employment Status. You acknowledge your separation from employment with the Company and its direct and indirect subsidiaries, and affiliates (collectively, with the Company, the “Company Group”) was effective as of January 15, 2013 (the “Termination Date”), and after the Termination Date you will not represent yourself as being an employee, officer, agent or representative of the Company or any other member of the Company Group.  By signing below, you hereby resign from any and all directorships, committee memberships, and any other positions that you hold with the Company or any other member of the Company Group, including, without limitation, your position as a member of the Company’s board of directors (the “Board”), effective as of the Termination Date.

(b)             Accrued Benefits. The Termination Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company and any other member of the Company Group, except as otherwise provided herein.  Additionally, you will be entitled to receive (i) all accrued but unpaid base salary through the Termination Date, payable within ten (10) business days following the Termination Date, (ii) any unpaid or unreimbursed expenses incurred in accordance with the Company’s policies, (iii) payment in respect of your six (6) accrued but unused vacation days as of the Termination Date, and (iv) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

(c)             Separation Payments. In consideration of your release and waiver of claims set forth in paragraph 2 below, the Company will provide you with severance benefits (collectively, the “Consideration”) of:

(i)            An amount equal to eighteen (18) months of your current annual base salary, payable as follows: (A) an amount equal to four (4) months of your annual base salary within five (5) business days of the Effective Date, (B) an amount equal to four (4) months of your annual base salary will be paid on or about February 15, 2013, (C) an amount equal to four (4) months of your annual base salary will be paid on or about March 15, 2013, (D) an amount equal to four (4) months of your annual base salary will be paid on or about April 15, 2013, and (E) an amount equal to two (2) months of your annual base salary will be paid on or about the earlier of May 15, 2013 and the date on which the Lease Litigation (as defined below) is settled or otherwise resolved.

(ii)           Subject to your election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the first six (6) full calendar months following the Termination Date, the Company will pay you an amount equal to the monthly COBRA premium cost; provided, that the payments pursuant to this clause (ii) will cease earlier than as provided in this paragraph in the event that you become eligible to receive any health benefits, including through a spouse’s employer, prior to the date of any such payment.  Amounts paid by the Company will be taxable to the extent required to avoid adverse consequences to you or the Company under either Section 105(h) of the Internal Revenue Code of 1986, as amended or the Patient Protection and Affordable Care Act of 2010; and

(iii)          You shall have the right to “net exercise” (and “net withhold”) all or any portion of your vested stock options to purchase shares of the Company’s common stock outstanding as of the Termination Date at any time through the expiration of such stock options in accordance with their respective terms.

(d)           You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 1 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).

2.           Release and Waiver of Claims.

(a)            As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)            For and in consideration of the payments and benefits described in paragraph 1 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(c)            You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(d)            By executing this Agreement, you specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(e)            Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of: (i) your rights with respect to payment of amounts under this Agreement, (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including you rights to elect COBRA coverage), (iii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement; or (iv) your right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws, charter or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

(f)             You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 2.  Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

3.           Consulting Appointment.

(a)           Effective as of the Termination Date, and through date that is thirty (30) days following the Termination Date (the “Consulting Period”), you shall serve as a consultant to the Company, rendering your assistance and participation, giving at all times the full benefit of your knowledge, expertise, technical skill and ingenuity, in all matters involved in or relating to the on-going litigation involving the Company’s lease of its New York headquarters (the “Lease Litigation”) and other issues as may arise from time to time.  During the Consulting Period, it is expected that you will be required to perform services on a part-time basis, as may be reasonably requested by the Chairman of the Board.  Notwithstanding the foregoing, the Consulting Period shall immediately terminate upon any breach by you of paragraph 5, 9, 10, 11 or 12 of this Agreement, and the Company shall have no further obligations under this paragraph 3 upon such early termination.

(b)           In connection with your provision of the consulting services set forth herein, the Company will pay you aggregate consulting fees equal to $10,000, which will be payable at the end of the Consulting Period.  The Company will also reimburse you for reasonable out-of-pocket expenses incurred by you in performing the consulting services contemplated hereunder in accordance with the applicable expense reimbursement policies of the Company as in effect from time to time.

(c)           As an independent contractor, you will be solely responsible for payment of all applicable taxes payable in respect of amounts payable to you under this paragraph 3, and the Company will not withhold for taxes from any such amounts.  In addition, you understand and agree that you are not eligible by virtue of your engagement as a consultant hereunder to participate in any of the employee benefit plans or programs of the Company.  In the event that this consulting arrangement is reclassified as employment by any governmental agency or court, you further agree that you will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company as a result of such reclassification.

4.           Knowing and Voluntary Waiver.  You expressly acknowledge and agree that you:

(a)            Are able to read the language, and understand the meaning and effect, of this Agreement;

(b)            Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)            Are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to pay you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;

(d)            Acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration;

(e)            Understand that, by entering into this Agreement, you do not waive rights or claims under ADEA that may arise after the date you execute this Agreement;

(f)             Have consulted with your attorney regarding the terms and effect of this Agreement; and

(g)            Have signed this Agreement knowingly and voluntarily.

5.           No Suit.  You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.

6.           No Re-Employment.  You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group.  You affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

7.           Successors and Assigns.  The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

8.           Severability.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

9.           Non-Disparagement.

(a)            You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers or employees in any respect or make any disparaging or defamatory comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group.  Your obligations under this paragraph 9 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

(b)            The Company agrees that, at all times hereafter, the Company will not, and will instruct its directors and officers not to, make any disparaging or defamatory remarks regarding you or any aspect of your relationship with any member of the Company Group or any conduct or events which precipitated the termination of your employment from any member of the Company Group.  However, the Company’s obligations under this paragraph 9 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

(c)            The parties hereto acknowledge and agree that the Company will disclose the termination of your employment on Tuesday, January 22, 2013 in a press release that is substantially similar to the press release attached hereto as Exhibit A, it being understood that the Company shall be permitted to make editorial changes to the bracketed paragraph of the press release to ensure its factual accuracy.  Both you and the Company agree not to make any statements regarding your termination of employment that are materially inconsistent with the disclosure in the press release.

10.           Cooperation.

(a)            You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge.  To the extent that such services are provided after the end of the Consulting Period, the Company shall pay you at a rate of $1,000 per diem.  In addition, the Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph.

(b)            You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt notice of such request to Peter Woodward, Chairman (or his/her successor or designee) and will make no disclosure until the Company and/or the other member of the Company Group have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

11.           Confidential Information and Non-Solicitation.  By signing below, you acknowledge and agree that the covenants set forth in Paragraph 7 of the Employment Agreement remain in full force and effect and that you remain subject to the terms and conditions set forth therein, including, without limitation, the nonsolicitation covenants set forth therein.

12.           Return of Property.  Except as provided below, you agree that you will promptly return to the Company all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, cell phone, Blackberry, beeper, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code.  You further acknowledge and agree that the Company shall have no obligation to provide the Consideration referred to in paragraph 1 above unless and until you have satisfied all your obligations pursuant to this paragraph.  Notwithstanding the foregoing, you shall be entitled to retain your laptop computer following the Termination Date; provided, that you hereby certify that the laptop does not, to the best of your knowledge, contain any Confidential Information (as defined in the Employment Agreement), and, to the extent that such laptop is later found to contain any Confidential Information, you will not use any such information for profit or in any manner that may harm the Company (including without limitation financial harm) and shall promptly delete any such information promptly following its discovery.

13.           Prevailing Party.  In the event that any dispute between you and the Company regarding any matter contemplated by this Agreement should result in litigation or arbitration, the prevailing party in such dispute will be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including, without limitation, reasonable attorneys’ fees and expenses.

14.           Non-Admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.

15.           Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

16.           Governing Law; Jurisdiction.  EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.

17.           Forum.  If the dispute is not resolved through negotiation within three (3) days after written notice of such dispute by one party hereto to the other party hereto, the parties hereto agree to attempt in good faith to settle the dispute by mediation administered by JAMS in Manhattan, New York with a single mediator.  If the parties hereto are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration administered by JAMS in Manhattan, New York with a single arbitrator.  Judgment on the arbitration award may be entered in any court having jurisdiction.  If the parties fail to agree upon a mediator/arbitrator within three (3) days, then JAMS shall furnish a list of potential mediators/arbitrators and each party shall rank each person and return the lists to JAMS, which shall select the person with the highest joint ranking as the mediator/arbitrator.

*           *           *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

HAMPSHIRE GROUP, LIMITED

By:	/s/ Peter Woodward
Name:	Peter Woodward
Title:	Chairman

HEATH L. GOLDEN

/s/ Heath L. Golden
Heath L. Golden

Dated: January 18, 2013

EXHIBIT A

PRESS RELEASE

HAMPSHIRE ANNOUNCES RESIGNATION OF HEATH GOLDEN;
APPOINTS PAUL BUXBAUM AS CEO

-- HERBERT ELISH TO RETIRE FROM BOARD OF DIRECTORS --
-- COMPANY COMMENTS ON 2012 --

New York, NY – January 22, 2013 – Hampshire Group, Limited (OTC Markets: HAMP), a leading provider of sportswear, today announced that Heath Golden has resigned as President and Chief Executive Officer. Effective with his resignation, Mr. Golden will also step down from his position as a Director on the Company’s Board. The Board has appointed current board member, Mr. Paul Buxbaum, to serve as Hampshire Group’s CEO.  Mr. Golden has agreed to remain as a consultant to the Company to assist with certain transitional matters.

“Heath Golden has overseen Hampshire through a difficult period in its history and led a transformation of our business, resulting in a Company with prospects of growth and profitability.  On a personal level, we wish him the best,” said Peter Woodward, Chairman of the Board of Directors.

Mr. Buxbaum, 57, joined Hampshire Group in 2011 after the Company’s acquisition of Rio Garment.  Personally and through his firm, the Buxbaum Group, Mr. Buxbaum has extensive experience leading consumer product and apparel companies.  Most recently, he was Chief Executive Officer and Board Member of Haggar Clothing Company.

Mr. Golden stated, “At this point in time, I believe the Company is well positioned for profitable growth and that Paul Buxbaum has the skills required to drive operational execution.  The Company is fortunate to have an experienced apparel operator as a member of its Board of Directors and a significant shareholder.  I depart knowing that the company is in capable hands and look forward to observing its continued growth.”

Additionally, the Company announced the retirement of long-time board member, Mr. Herbert Elish.

“Having served as a member of the Hampshire Group Board of Directors from 1986 to 2000 and again since 2005, Mr. Elish has served the Company through both strong and challenging times and we are grateful for the dedication and experience he brought to the Board,” Mr. Woodward concluded.

Concerning 2012 financial results, the Company believes that it will be profitable on an adjusted EBITDA basis for the fourth quarter and second half of 2012, although not to levels previously stated.  The full financial results of the Company for 2012 will be released in March, 2013.

About Hampshire Group

Hampshire Group, Limited, (www.hamp.com) along with its wholly-owned subsidiaries, Hampshire Brands, Inc., Rio Garment S.A. and scott james, LLC, is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children. The Company also offers a full sportswear collection for men through the scott james® brand that is sold primarily at upscale department and specialty stores and online at www.scottjamesonline.com.

CONTACTS

Investors:
MBS Value Partners
Gentra Cartwright/Betsy Brod
(212) 750-5800

Media:
Berns Communications Group
Jessica Liddell/Melissa Jaffin
212-994-4660

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